Exhibit 99.1

FOR IMMEDIATE RELEASE

ExcelFin Acquisition Corp. Announces Increase in Extension Payment

New York, NY, April 22, 2024– ExcelFin Acquisition Corp. (“we”, “us”, “our”, or the “Company”), today announced that the special meeting of the stockholders of the Company originally scheduled for April 18, 2024 (the “Special Meeting”) has been postponed to 10:00 a.m. Eastern time on April 25, 2024. The Company has previously called and provided a notice of the Special Meeting to consider and vote upon the matters described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2024 (as amended on April 11, 2024, the “Proxy Statement”). At the Special Meeting, stockholders will be asked to vote to amend the Company’s amended and restated certificate of incorporation (the “Charter”) pursuant to a third amendment to the Charter in the form previously provided (the “Extension Amendment” and such proposal, the “Extension Amendment Proposal”) to extend the date by which the Company must effectuate an initial business combination (“initial business combination”) from April 25, 2024 (the “Termination Date”) to July 25, 2024, comprised of three one-month extensions (each an “Extension”), for a total of three months after the Termination Date. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

In connection with the Special Meeting, as of April 19, 2024, the Company had received requests to redeem 881,205 public shares. Holders of 1,320,328 public shares have not submitted requests for redemption.

As previously announced, if the Extension Amendment Proposal is approved, in connection with each Extension, the Company or ExcelFin SPAC LLC, the Company’s sponsor (the “Sponsor”) (or its affiliates or permitted designees) agreed to deposit into the trust account for each of the three one-month Extensions the lesser of (x) $50,000 or (y) $0.02 for each unredeemed public share (the “Extension Payment”) until July 25, 2024 (assuming the Company’s business combination has not occurred) in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. The Company has agreed to increase the amount of the Extension Payment payable upon each Extension from the lesser of (x) $50,000 or (y) $0.02 for each unredeemed public share to $0.025 per unredeemed public share.

The record date for the stockholders to vote at the Special Meeting remains the close of business on March 20, 2024 (the “Record Date”). Stockholders who have previously submitted their proxy or otherwise voted should vote again.

You may vote again or change your vote by sending a later-dated, signed proxy card to the Company at ExcelFin Acquisition Corp., 100 Kingsley Park Dr, Fort Mill, South Carolina 29715, so that it is received prior to the Special Meeting or by attending the Special Meeting in person and voting (including by virtual means as provided below). You also may revoke your proxy by sending a notice of revocation to the same address, which must be received by the Company prior to the Special Meeting.

As a result of this change, the Special Meeting will now be held at 10:00 a.m., Eastern Time, on April 25, 2024, exclusively via live webcast at https://web.lumiconnect.com/276796335. You will need the passcode “excelfin2024” and the 16-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Also as a result of this change, the date and time by which stockholders seeking to exercise redemption rights must tender their public shares physically or electronically and submit a request in writing that the Company redeem their public shares for cash to the Company’s transfer agent, Equinity Trust Company, LLC, is being extended to 5:00 p.m., Eastern Time, on April 23, 2024.

About ExcelFin Acquisition Corp.

ExcelFin Acquisition Corp. is blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Additional Information and Where to Find It

The definitive proxy statement has been mailed to the Company’s stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Company with the SEC may be obtained free of charge by contacting Company at 100 Kingsley Park Dr., Fort Mill, South Carolina 29715. If you have questions about the proposals or if you need additional copies of the Proxy Statement you should contact our proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Stockholders may call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

Email: xfin.info@investor.morrowsodali.com

Participants in the Solicitation

Company and its sponsor, officers and directors may be deemed to be participants in the solicitation of proxies from Company stockholders. Information about Company’s sponsor, officers and directors and their ownership of Company common stock is set forth in the proxy statement for Company’s Special Meeting of Stockholders, which was filed with the SEC on March 22, 2024, and in Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 14, 2024. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which were filed by Company with the SEC.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Special Meeting shall not constitute an offer to sell or a solicitation of an offer to buy the securities of the Company, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Investors

ExcelFin Acquisition Corp.

Joe Ragan

Chief Executive Officer & Chief Financial Officer

jragan@paperexcellence.com